Exhibit 99.1


                    Vivendi Universal Agrees to Acquire
           Houghton Mifflin In Transaction Valued at $2.2 Billion

o Vivendi Universal Publishing (VUP) Will Become No. 2 Worldwide in Education Field

o VUP Will Be Among The Leaders in the United States for Primary Education Materials

o     VUP to Divest Professional Information Division

Paris and Boston, June 1, 2001 - Vivendi Universal (Paris Bourse: EXFP;
NYSE: V), announced today that it has agreed with Boston-based Houghton Mifflin Company (NYSE: HTN), a leading U.S. educational publisher, to acquire all of the outstanding shares of Houghton Mifflin, pursuant to a cash tender offer at $60 per share. The Boards of both companies have approved this transaction unanimously.

The acquisition is to be accomplished through a cash tender offer for all of Houghton Mifflin's common stock at a price of $60 per share. Following completion of the tender offer and necessary approvals, Vivendi Universal would consummate a merger in which all of the remaining Houghton Mifflin shareholders will receive the same price paid in the tender offer in cash. The transaction is subject to regulatory approvals and to other customary conditions, including the tender of at least two-thirds of the Houghton Mifflin shares.

Based on a total consideration of approximately $2.2 billion, which includes the assumption of Houghton Mifflin's average net debt of $500 million, the offer price represents 1.9 times 2001 estimated revenues of Houghton Mifflin, 7.7 times 2001 estimated EBITDA (earnings before interest, taxes, depreciation and amortization) and 10.7 times estimated EBITDA after book plate amortization.

With education as a growth sector worldwide, and following more than ten years of consolidation, the education market is now global. This acquisition is consistent with Vivendi Universal's strategic plan, which is on target to make each of its content business units world leaders in their respective fields.

As a result of the acquisition, combined annual sales will total $2.2 billion, boosting Vivendi Universal Publishing's position worldwide to the No. 2 spot from No. 5 in the education field. Already a leader in France, Spain and Brazil, with a very strong market share throughout Europe and Latin America, with this transaction, VUP will become an education publishing leader in the U.S.

The transaction, which is subject to regulatory approvals, will be financed largely by the divestiture of Vivendi Universal Publishing's Professional Information Division and Free Sheets, following the work councils information and consultation. These businesses are more cyclical than education publishing.

The acquisition will allow Vivendi Universal to undertake immediate synergies in production/logistics and corporate restructuring with Vivendi Universal Publishing's U.S. operations. VUP estimates that those synergies will reach at least $75 million per year at the EBITDA level before the end of 2002. Thanks to the financing of the transaction, mostly through asset sales, the transaction will have no significant impact on Vivendi Universal's balance sheet, and will be accretive for Vivendi Universal shareholders at EDITDA/share level from year one, both before and after synergies. After pro forma synergies, this accretion is over 2%. As a result of the transaction, Vivendi Universal is strengthening its core content businesses, gaining a worldwide leadership position in education.

Commenting on today's announcement, Jean-Marie Messier, Chairman and Chief Executive Officer of Vivendi Universal, said: "The acquisition of Houghton Mifflin propels Vivendi Universal Publishing to the No. 2 position worldwide in education publishing and significantly enhances its position in the U.S. textbook market."

Mr. Messier continued, "This strategic acquisition is another step forward for Vivendi Universal to achieve world leadership in key content segments. It will put us in an excellent position to capitalize on the growth of the education sector by leveraging the content and technologies of both companies across all of Vivendi Universal. Our priority is to develop the most attractive and compelling content offering on all devices and platforms for our consumers. We now have worldwide leadership positions in music, film, games, and education. Thanks to the arbitrage within our publishing portfolio, the acquisition will not impact our balance sheet and will be accretive to our shareholders."

"This transaction represents a new and exciting chapter in Houghton Mifflin's history," said Nader F. Darehshori, Houghton Mifflin Company's Chairman, President and Chief Executive Officer. "By combining with Vivendi Universal, we become an integral part of a global publishing powerhouse - a company with international scale, rich content and vast digital and distribution capacity. Financially, this transaction provides immediate value to our shareholders, and, as part of Vivendi Universal's publishing operations, Houghton Mifflin will have the financial resources, talent and tools to further accelerate our own growth in the digitization of our products and services, as well as new channels of distribution for our authors, greater opportunities for our employees, and a broader range of products for our customers. Finally, Vivendi Universal respects our nearly 170-year heritage and great brand names, and have stated their intent to maintain our presence in Boston."

Agnes Touraine, Vice Chairman and CEO of Vivendi Universal Publishing, said, "Education is a growth sector worldwide, driven by rising enrollments and increased government spending. After a decade of consolidation, the education market has now become global. The U.S. is the largest and most dynamic market in the world. Houghton Mifflin presents a tremendous growth opportunity for our company, and I welcome them very warmly. With the acquisition of Houghton Mifflin, VUP will be present in four languages - French, English, Spanish and Portuguese. It will also strengthen prominent local brands, including Houghton Mifflin, Larousse, Anaya, Knowledge Adventure, and will give us a real competitive advantage compared to U.S./U.K.-centric companies. VUP will also have a strong position on as many platforms as possible, including the Internet, publishing and CD-ROM.

"I also would like to extend my strong thanks to and admiration for all the teams of the professional information division that will soon leave our company," she continued. "I would like to say how impressed I am by their tremendous performance and many accomplishments in recent years."

When this transaction is completed, VU Publishing will be focused on three main segments: Games, Education and Literature, and Health. Approximately 48% of VUP's revenues will come from the U.S. and the remainder from Europe and the rest of the world. VUP will also maintain its presence in news and economic publications, with Groupe Express, Groupe Expansion and Groupe Etudiant.

With consolidated sales in excess of $1.0 billion, Houghton Mifflin is the fourth largest U.S. educational publisher, and one of the oldest publishing houses founded in Boston in 1832. Houghton Mifflin is a pure play educational publisher (roughly 90% of sales) serving all the components of the market (elementary and secondary schools, supplemental, testing and college) and utilizing multiple platforms (core basal textbooks, supplemental materials, assessment, instructional technology). The company also publishes an extensive line of reference works and fiction and non-fiction for adults and young readers, including The Lord of the Rings and provides computer-testing capabilities to the corporate market.

Houghton Mifflin has strong positions in K-12 (70% of sales). It ranks number four in elementary, number three in secondary and testing. Its core business areas include Reading, Math and Language Arts. The company is also the fourth largest college publisher with strong position in the advance placement market.

About Vivendi Universal

Media and Communications and Environmental Services: The media and communications business is divided into five business segments: Music, Publishing, TV and Film, Telecoms and Internet. The Music business is conducted though Universal Music Group, which produces, markets and distributes recorded music throughout the world in all major genres. Universal Music Group also manufactures, sells and distributes video products in the United States and internationally, and licenses music copyrights in 63 countries worldwide. The Publishing business is Europe's premier publisher of information providing content across multiple platforms, including print, multimedia, on the wired Internet and to PDAs via WAP (Wireless Application Protocol) technology. The Publishing business is a content leader in five core markets: education, games, healthcare information, local services and business and general information. The TV and Film business produces and distributes motion picture, television and home video/DVD products worldwide, operates and has ownership interests in a number of cable and pay TV channels, engages in the licensing of merchandising and film property rights and operates theme parks and retail stores around the world. The Telecoms business provides a broad range of telecommunications services, including mobile and fixed telephony, Internet access and data services and transmission, principally in Europe. The Internet business manages the strategic Internet initiatives and new online ventures for Vivendi Universal. Utilizing advanced digital distribution technology, the Internet business develops e-commerce, e-services and thematic portals that offer access to the Internet via a variety of devices, including mobile phones, PDAs, interactive TV and computers. Vivendi Environnement, is a 63-percent effectively owned subsidiary of Vivendi Universal, which operates the environmental services business, with operations around the globe. Vivendi Environnement provides environmental management services, including water treatment and system operation, waste management, energy services and power generation, and transportation services, to a wide range of public authorities and industrial, commercial and residential customers.

The Company's corporate website is located at http://www.vivendiuniversal.com. The Company's financial website is located at http://finance.vivendiuniversal.com.

About Houghton Mifflin

Houghton Mifflin is a leading publisher of textbooks, instructional technology, assessments and other education materials for elementary and secondary schools and colleges. While it has a presence in segments of educational products, it has an exceptionally strong position in K-12 (70% of total sales). The company also publishes an extensive line of reference works and fiction and non-fiction for adults and young readers. The company's web site is located at http://www.hmco.com.

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Target. At the time the tender offer is commenced, Parent will file a Tender Offer Statement and Target will file a Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the offer.

The offer to purchase, the related letter of transmittal and certain other documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of Target, at no expense to them. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will also be available at no charge at the SEC's website at www.sec.gov.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside our control, including but not limited to: the risk that recently acquired operations will not be integrated successfully; that the synergies expected to be created as a result of recent acquisitions will not materialize; that Vivendi Universal will be unable to further identify, develop and achieve success for new products, services and technologies; that Vivendi Universal will face increased competition and that the effect on pricing, spending, third-party relationships and revenues of such competition will limit or reduce Vivendi Universal's revenue and/or income; that Vivendi Universal will be unable to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers; and that Vivendi Universal will be unable to obtain or retain, upon acceptable terms, the licenses and permits necessary to operate and expand its businesses; as well as the risks described in the documents Vivendi Universal has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents at the Commission's web site at www.sec.gov. Those documents may also be obtained free of charge from Vivendi Universal.

CONTACTS:
Vivendi Universal Publishing                   Houghton Mifflin
Media Relations:                               Media Relations:
Paris                                          Margaret Sherry
Marie- Francoise Martinez                      617-351-5113
011-33-1-53-53-38-20
                                               Investor Relations:
Vivendi Universal - Corporate                  Susan E. Hardy
Paris                                          617-351-5114
Alain Delrieu
011-33-1-71-71-1341                            Vivendi Universal - Corporate
                                               Investor Relations:
Antoine Lefort                                 Paris
011-33-1-71-71-1180                            Ariane de Lamaze
                                               011-33-1-71-71-1084
New York
Anita Larsen                                   New York
212-572-1118, or                               Eileen McLaughlin
407-503-0094                                   212-572-8961

Mia Carbonell
212-572-7556


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